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EXHIBIT 99.1                     Press Release

                 UNITEL VIDEO, INC. HAS SOLD SUBSTANTIALLY ALL
             OF ITS STUDIO BUSINESS ASSETS TO ALL MOBILE VIDEO INC.

          New York, New York - April 24, 2001 - Unitel Video, Inc. (the "Company") announced that, effective as of April 23, 2001, it and two of its subsidiaries, Unitel 57 LLC and Unitel 53 LLC (collectively, with the Company, the "Debtors"), have sold substantially all of the assets of the Debtors' studio production business (the "Studio Business"), including their studio facilities, production equipment and machinery, production agreements and subleases with studio customers, and the Company's domain and trade names, for approximately $23 million to All Mobile Video Inc., a leading provider of studio production services in New York City, as well as mobile production services, editing and transmission services throughout the United States, pursuant to an asset purchase agreement approved by order of the Bankruptcy Court for the District of Delaware (the "Bankruptcy Court"), wherein the Debtors' Chapter 11 cases are pending.

          On September 2, 1999 (the "Filing Date"), the Debtors filed voluntary petitions for relief under Chapter 11 of the Bankruptcy Code in the Bankruptcy Court. Since the Filing Date, the Debtors have continued to operate their businesses and manage their properties as debtors in possession. The Chapter 11 filings have been supported by debtor in possession financing provided by Heller Financial, Inc.

          Prior to the Filing Date, the Company was a provider of studio and mobile production facilities. The Studio Business comprised four (4) production studios in New York City that were used by leading network, cable and syndicated television producers, including, King World Production's "Inside Edition" and Paramount Production's "The Montel Williams Show." The Company's mobile production business, which ceased operations in May 2000, was based in Burbank and Pittsburgh and had been a supplier of mobile facilities for the taping and live telecasting of sports, musical, entertainment and cultural events throughout North America.

          The Company believes that the total amount of the liquidated, undisputed claims against the Company and its subsidiaries exceeds the current fair market value of the consolidated assets of the Company and its subsidiaries. The Company further believes that any reorganization or liquidation plan which is confirmed by the Bankruptcy Court will provide that the Company's existing equity will be canceled and the holders thereof will not receive any value whatsoever. There can be no assurance that any plan for the Company will be prepared or that any such plan will be confirmed by the Bankruptcy Court.

          This news announcement contains certain forward-looking statements within the meaning of section 22A of the Securities Act of 1933, as amended, and section 21E of the Securities Exchange Act of 1934, as amended, which are based upon current expectations and involve certain risks and uncertainties. Although the Company believes the expectations
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reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, readers should be aware that certain factors could cause the Company's actual performance and results to differ materially from those expressed in such forward-looking statements.

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